Fund  Issuer    Ticker    Principal  Principal   Amount  Amount Purchased
          Amount         Amount    Purchased  (Foreign$)
          (US$)      (Foreign$)  (US$)

GLGR  Fifth Third Bancorp  FITB   $1,700,000,008       $550,844.00
INTL DIS Canara Bank   CNBK.BO   $440,534,866   19,932,000,000.00 $3,329,669.31  150,650,888.00
INTL DIS NXP Semiconductors N.V.  NXPI   $900,000,000       $5,509,920.00
INTL OPP 21 Vianet Group, Inc.  VNET   $195,000,000       $101,655.00

Fund  Trade Date Price  Price-Foreign Under- Under- Cur- Under-
        writer writing rency   writing
        Spread  Spread (US$)

GLGR  1/20/2011 $14.000    JPMS 3.0000% USD $0.42000
INTL DIS 3/15/2011 $13.350  604.00  JPMS 0.0000% INR $0.00000
INTL DIS 3/31/2011 $30.000    MSCO 3.5000% USD $1.05000
INTL OPP 4/21/2011 $15.000    JPMS 7.0000% USD $1.05000